Exhibit 99.1

ATEC Announces Select Preliminary Financial Results for 2024

and Provides 2025 Outlook

Full-year 2024 total revenue grew 27% to approximately $611 million

Expect full-year 2025 total revenue of $732 million and positive free cash flow

CARLSBAD, Calif., January 13, 2025 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today preliminary financial results for the fourth quarter and full-year ended December 31, 2024. The Company also provided a financial outlook for full-year 2025.

Preliminary, Unaudited Fourth Quarter and Full-Year 2024 Revenue Ranges

	Fourth Quarter Ended December 31, 2024	Full Year Ended December 31, 2024
Surgical Revenue	$155.6M to $156.6M	$543.6M to $544.6M
EOS Revenue	$19.9M to $20.4M	$66.7M to $67.2M
Total Revenue	$175.5M to $177.0M	$610.3M to $611.8M

May not foot due to rounding.

Preliminary total revenue grew approximately 27% in the full-year 2024. Strong surgeon adoption drove full-year 2024 surgical revenue growth of 29% with surgical volume growth of 19% and average revenue per procedure growth of 8%. Revenue growth fueled continued profitability progress.

Preliminary, Unaudited Year-End 2024 Cash Balance

Cash balance as of December 31, 2024, approximated $139 million, an increase of $58 million compared to third quarter 2024, inclusive of $50 million in proceeds related to the term loan expansion announced with the Company’s third quarter 2024 financial results.

“Our dedication to revolutionizing spine surgery fueled another year of sector-leading growth and an inflection to profitability in 2024,” said Pat Miles, Chairman and Chief Executive Officer. “As we look to what is ahead, we know our best is yet to come. ATEC is uniquely applying 100% spine focus and industry-leading knowhow to avail more predictable, more durable spine care. That is generating distinction-driven demand with powerful momentum and the highly differentiated informatics integrated into ATEC approaches will sustain our competitive edge. We’re exceptionally well positioned to self-fund the strategy that will further our success.”

The preliminary revenue results announced today are based on the Company’s current expectations and may be adjusted as a result of, among other things, completion of customary annual audit procedures.

Financial Outlook for the Full-Year 2025

The Company anticipates full-year 2025 total revenue of $732 million, reflecting growth of approximately 20% compared to the full-year 2024. This includes surgical revenue of approximately $657 million and approximately $75 million of EOS revenue. The Company also expects adjusted EBITDA of approximately $75 million, which will contribute to positive free cash flow for the full-year 2025.

The Company will report fourth quarter and full-year 2024 financial results on February 26, 2025, after the market close. The Company will host a live webcast that day at 1:30 p.m. PT / 4:30 p.m. ET.

Webcast

To access the live webcast or a replay of the webcast, please visit the Investor Relations Section of ATEC’s Corporate Website.

Dial-in

To dial into the live webcast, please register at this link. Access details will be shared via email.

Inducement Awards Granted

As an inducement material to accepting employment with the Company, and in accordance with Nasdaq Listing Rule 5635(c)(4), ATEC today announced that the independent Compensation Committee of the Board of Directors has approved aggregate grants to 12 new employees (who are not executive officers) of, collectively, 26,013 restricted stock units (“RSUs”) under the Company’s 2016 Employment Inducement Award Plan. The RSUs will vest in equal annual installments on each of the first four anniversaries of the grant date, provided that the recipient remains continuously employed by ATEC as of such vesting date. In addition, the RSUs will vest fully upon a change of control of ATEC.

Non-GAAP Financial Information

To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP adjusted EBITDA. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A.S. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described therein. Forward-looking statements include references to the Company’s expectations with respect to future revenue, growth, free cash flow, financial outlook, profitability, differentiated product portfolio and the ability to self-fund growth and drive demand. The important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: failure to achieve acceptance of the Company’s products by the surgeon community and changes to our financial results for the quarter and year ended December 31, 2024 due to the completion of financial closing procedures. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:
Tina Jacobsen, CFA
Investor Relations
(760) 494-6790
investorrelations@atecspine.com

Company Contact:
J. Todd Koning

Chief Financial Officer
Alphatec Holdings, Inc.
investorrelations@atecspine.com